Universal Insurance Holdings, Inc. Declares
Twelve Cent Cash Dividend

Fort Lauderdale, FL, March 5, 2009 - Universal Insurance Holdings, Inc. (“Company”) (NYSE Alternext US: UVE), a vertically integrated insurance holding company, announced today that its board of directors declared a dividend of $0.12 per share on its common stock. The dividend is payable on May 4, 2009 to shareholders of record as of April 9, 2009.

The decision to declare a dividend of twelve cents reflects the Company's positive results for the year ended December 31, 2008 and management’s assessment of the Company’s current business and corporate needs. It is an increase of 20 percent over the Company’s most recent dividend that was paid on March 4, 2009. In 2008, the Company declared dividends of $0.40 per share and paid out to shareholders accrued dividends totaling $0.49 per share.

About Universal Insurance Holdings, Inc.

The Company is a vertically integrated insurance holding company. Through its subsidiaries, the Company is currently engaged in insurance underwriting, distribution and claims. UPCIC, which generates revenue from the collection and investment of premiums, is one of the top five writers of homeowners’ insurance policies in the state of Florida.

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company's Form 10-KSB for the year ended December 31, 2007, and the Company’s Form 10-Q for the quarterly period ended September 30, 2008, for a discussion of the risk factors that could affect its operations. Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov. The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com